CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Developing Markets Fund

We consent to the incorporation by reference in this Registration Statement of Oppenheimer Developing Markets Fund on Form N-14 of our report dated October 15, 2008 appearing in the Combined Prospectus and Proxy Statement and in the Statement of Additional Information, which are part of such Registration Statement.

/s/ KPMG LLP

Denver, Colorado

May 26, 2009